September 16, 2021

Harbor Capital Advisors, Inc.

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606-4302

Investment Advisory Agreement

Harbor Scientific Alpha Income ETF

Harbor Scientific Alpha High-Yield ETF

Dear Sirs:

Harbor ETF Trust (the “Trust”) has been organized under the laws of Delaware to engage in the business of an investment company. The shares of beneficial interest of the Trust (“Shares”) are divided into multiple series, including Harbor Scientific Alpha Income ETF and Harbor Scientific Alpha High-Yield ETF (each, a “Fund”), as established pursuant to a written instrument executed by the Trustees of the Trust. Series may be terminated, and additional series established, from time to time by action of the Trustees. The Trust, on behalf of each Fund, has selected you to act as the investment adviser of each Fund and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows:

1.	Delivery of Fund Documents: The Trust has furnished you with copies properly certified or authenticated of each of the following:

(a)	Agreement and Declaration of Trust of the Trust, as in effect on the date hereof (the “Declaration of Trust”).

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”).

(c)	Resolutions of the Trustees selecting you as investment adviser and approving the form of this Agreement.

The Trust will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, including future resolutions of the Trustees approving the continuance of the items listed in (c) above.

2.

Name of Fund: The Trust may use the name “Harbor ETF Trust” or any name derived from the name “Harbor Capital Advisors” in connection with a Fund only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to your business as investment adviser. At such time as such an agreement shall no longer be in effect, the Trust (to the extent that it lawfully can) will cause the Fund(s) to cease to use such a name or any other name indicating that it is advised by or otherwise connected with you or any organization which shall have so succeeded to your business.

INVESTMENT ADVISORY AGREEMENT

HARBOR SCIENTIFIC ALPHA INCOME ETF

HARBOR SCIENTIFIC ALPHA HIGH-YIELD ETF

SEPTEMBER 16, 2021

3.

Advisory and Other Services: You will regularly provide each Fund with investment research, advice and supervision and will furnish continuously an investment program for each Fund consistent with the investment objectives and policies of the Fund. You will determine what securities and other financial instruments shall be purchased for each Fund, what securities and other financial instruments shall be held or sold by each Fund, and what portion of each Fund’s assets shall be held uninvested, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws and of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and to the investment objectives, policies and restrictions of each Fund, as each of the same shall be from time to time in effect, and subject, further to such policies and instructions as the Trustees may from time to time establish. You shall advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Trustees and the appropriate committees of the Trustees regarding the conduct of the business of the Trust insofar as it relates to a Fund.

In addition to providing each Fund with investment advisory services, you will also regularly provide, or cause one of your affiliates to provide, the following services:

(a)

provide the Trust with office space, facilities, equipment and personnel as you deem necessary to provide for the effective administration of the affairs of the Trust, including providing from among your directors, officers and employees, persons to serve as Trustees, officers and employees of the Trust and paying the salaries of such persons;

(b)

coordinate and oversee the services provided by the Trust’s transfer agent, custodian, legal counsel and independent auditors, including serving as the liaison between such service providers and the Trustees;

(c)	coordinate and oversee the preparation and production of meeting materials for the Trustees, as well as such other materials as the Trustees may from time to time reasonably request;

(d)

coordinate and oversee the preparation and filing with the U.S. Securities and Exchange Commission (“SEC”) of registration statements, notices, shareholder reports, proxy statements and other material for each Fund required to be filed under applicable laws;

(e)	develop and implement procedures for monitoring compliance with each Fund’s investment objectives, policies and guidelines and with applicable regulatory requirements;

(f)

provide legal and regulatory support for each Fund in connection with the administration of the affairs of the Trust, including the assignment of matters to the Trust’s legal counsel on behalf of the Trust and supervising the work of such outside counsel;

INVESTMENT ADVISORY AGREEMENT

HARBOR SCIENTIFIC ALPHA INCOME ETF

HARBOR SCIENTIFIC ALPHA HIGH-YIELD ETF

SEPTEMBER 16, 2021

(g)	oversee the determination and publication of each Fund’s net asset value in accordance with the Trust’s valuation policies;

(h)	prepare and monitor expense budgets for the Trust and each Fund, and review the appropriateness and arrange for the payment of Fund expenses; and

(i)	furnish to each Fund such other administrative services as you deem necessary, or the Trustees reasonably request, for the efficient operation of the Trust and Fund.

4.

Subadvisers: You may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Investment Advisers Act of 1940, as amended, to act as subadvisers to provide with respect to the Fund certain services set forth in Paragraphs 3 and 7 hereof, all as shall be set forth in a written contract to which the Trust, on behalf of each Fund, and you shall be parties, which contract shall be subject to approval in accordance with the requirements of the Investment Company Act and as such requirements may be modified by rule, regulation or order of the SEC. Subject always to the discretion and control of the Trustees, you will monitor and oversee each subadviser’s management of each Fund’s investment operations in accordance with the investment objectives and related investment policies of the Fund, as set forth in the Trust’s registration statement with the SEC and review and report to the Trustees periodically on the performance of such subadviser.

5.

Allocation of Charges and Expenses: You will pay the compensation and expenses of all officers and executive employees of the Trust and will make available, without expense to the Trust, the services of such of your partners and employees as may duly be elected officers or Trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. You will pay the Trust’s office rent and will provide investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work. You will pay all expenses you incur in the performance of your duties under this Agreement. During the term of this Agreement, you will pay all of the operating expenses of the Funds, except for (i) the fee payment under this Agreement; (ii) payments under each Fund’s 12b-1 plan (if any); (iii) the costs of borrowing, including interest and dividend expenses; (iv) taxes and governmental fees; (v) acquired fund fees and expenses; (vi) brokers’ commissions and any other transaction-related expenses and fees arising out of transactions effected on behalf of a Fund; (vii) costs of holding shareholder meetings; (viii) any gains or losses attributable to investments under a deferred compensation plan for Trustees who are not “interested persons” of the Trust; and (ix) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of a Fund’s business. For the avoidance of doubt, your payment of such expenses may be accomplished through a Fund’s payment of such expenses and a corresponding reduction in the fee payable to you pursuant to Paragraph 5 hereof; provided, however, that if the amount of expenses paid by the Fund exceeds the fee payable to you pursuant to Paragraph 5 hereof, you will reimburse the Fund for such excess amount.

INVESTMENT ADVISORY AGREEMENT

HARBOR SCIENTIFIC ALPHA INCOME ETF

HARBOR SCIENTIFIC ALPHA HIGH-YIELD ETF

SEPTEMBER 16, 2021

6.	Compensation of the Adviser:

(a)

For all services to be rendered and payments made as provided in Paragraphs 3, 4 and 5 hereof, the Trust on behalf of each Fund will pay you on the last day of each month a fee as set forth in Schedule A hereto, based on the average daily net assets of the Fund, as defined below. The “average daily net assets” of each Fund are defined as the average of the values placed on the net assets as of 4:00 P.M. (New York time), on each day on which the net asset value of the Fund’s portfolio is determined consistent with the provisions of Rule 22c-1 under the Investment Company Act or, if the Fund lawfully determines the value of the net assets of its portfolio as of some other time on each business day, as of such time. The value of the net assets of each Fund shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Trust. If the determination of net asset value is suspended for any particular business day, then for the purposes of this Paragraph 6, the value of the net assets of each Fund as last determined shall be deemed to be the value of the net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund’s portfolio may lawfully be determined, on that day. If the determination of the net asset value of the Shares of a Fund has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month). If a Fund determines the value of the net assets of its portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Paragraph 6. If this Agreement is terminated as of any date not the last day of a month, such fee shall be based on the average daily net assets of each Fund in that period from the beginning of such month to such date of termination, and shall be the proportion of such average daily net assets as the number of calendar days in such period bears to the number of calendar days in such month.

(b)

You agree that your compensation for any month shall include, and thus be reduced by, the amount, if any, which you pay to any subadviser engaged pursuant to Paragraph 4 hereof. You agree that the Trust on behalf of each Fund shall not be required to pay any fee to any such subadviser.

7.

Avoidance of Inconsistent Position: In connection with purchases or sales of portfolio securities and other financial instruments for the account of each Fund, neither you nor any of your partners, directors, officers or employees nor any subadviser engaged by you pursuant to Paragraph 4 hereof will act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other financial instruments for each Fund’s account with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for each Fund the most favorable execution and net price available. It is also understood that it is desirable for each Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result

INVESTMENT ADVISORY AGREEMENT

HARBOR SCIENTIFIC ALPHA INCOME ETF

HARBOR SCIENTIFIC ALPHA HIGH-YIELD ETF

SEPTEMBER 16, 2021

when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of securities and other financial instruments for each Fund with such certain brokers, subject to review by the Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of a Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund. Your services to the Funds pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.

8.

Limitation of Liability of Adviser: You shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Trust or a Fund shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as your employee or agent.

9.

Duration and Termination of this Agreement: This Agreement shall remain in force until the date shown next to each Fund listed on Schedule A hereto and from year to year thereafter, but only so long as such continuance is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder. This Agreement may, on 60 days written notice, be terminated at any time without the payment of any penalty, by the Trustees, by vote of a majority of the outstanding voting securities of the respective Fund, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

10.

Amendment of this Agreement: No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of the Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the respective Fund and by the Trustees, cast in person at a meeting called for the purpose of voting on such approval.

11.

Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof, and the Investment Company Act. To the extent that the applicable laws of the State of Illinois conflict with the applicable provisions of the Investment Company Act, the latter shall control.

INVESTMENT ADVISORY AGREEMENT

HARBOR SCIENTIFIC ALPHA INCOME ETF

HARBOR SCIENTIFIC ALPHA HIGH-YIELD ETF

SEPTEMBER 16, 2021

12.

Miscellaneous: It is understood and expressly stipulated that neither the holders of shares of the Trust or the Funds nor the Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The name “Harbor ETF Trust” is the designation of the Trustees for the time being under the Declaration of Trust dated April 13, 2021, as amended from time to time, and all persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. No series of the Trust shall be liable for any claims against any other series of the Trust.

13.

Confidentiality. You shall maintain all non-public information regarding each Fund’s portfolio, including the list of portfolio securities and other financial instruments held by each Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the respective Fund. You shall not use non-public information regarding a Fund’s portfolio as a basis to place or recommend any transactions in securities or other financial instruments for yourself or any third party.

[Signature page follows]

INVESTMENT ADVISORY AGREEMENT

HARBOR SCIENTIFIC ALPHA INCOME ETF

HARBOR SCIENTIFIC ALPHA HIGH-YIELD ETF

SEPTEMBER 16, 2021

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract.

HARBOR ETF TRUST ON BEHALF OF HARBOR SCIENTIFIC ALPHA INCOME ETF, AND HARBOR SCIENTIFIC ALPHA HIGH-YIELD ETF, SEVERALLY AND NOT JOINTLY

By:	/s/ Charles F. McCain
Charles F. McCain
President

The foregoing Agreement is hereby accepted as of the date thereof.

HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Kristof Gleich
Kristof Gleich
President

INVESTMENT ADVISORY AGREEMENT

HARBOR SCIENTIFIC ALPHA INCOME ETF

HARBOR SCIENTIFIC ALPHA HIGH-YIELD ETF

SEPTEMBER 16, 2021